Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDLAND STATES BANCORP, INC.,

PEAK MIDLAND ACQUISITION, LLC

AND

ALPINE BANCORPORATION, INC.

DATED AS OF OCTOBER 16, 2017

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EXHIBITS

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Legal Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 16, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation (“Acquiror”), Peak Midland Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), and Alpine Bancorporation, Inc., a Delaware corporation (the “Company”).

RECITALS

A.            The boards of directors of Acquiror and the Company, and the sole member of Merger Sub have each approved, and the board of directors of the Company has declared advisable, this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than any Excluded Shares, will be converted into the right to receive the Common Stock Merger Consideration.

B.            The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and that this Agreement be, and hereby is adopted as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

C.            The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual representations, covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

THE MERGER; BANK MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub at the Effective Time.  Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL and the DLLCA.

Section 1.2            Closing.  The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., Chicago, Illinois time, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois on a date (the “Closing Date”) that is (a) mutually agreed upon by the parties in writing and that is within the five (5) Business Day period commencing on the date of the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions); (b) if the parties are unable to agree upon a Closing Date that is within such five (5) Business Day period, then the second Business Day after the end of such period; provided, however, that if the date determined pursuant to this clause (b) is within the last five (5) Business Days of a month or the first five (5) Business Days of a month immediately following the month in which such conditions are satisfied or waived, then the Closing Date shall be the sixth (6th) Business Day of such immediately following month; or (c) otherwise mutually agreed to by the parties in writing.  Subject to Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 1.3            Effective Time.  The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed by Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such later time as Merger Sub and the Company shall agree and is specified in the Certificate of Merger (the “Effective Time”).  The Parties shall cause the filing of the Certificate of Merger to be made as soon as practicable on the Closing Date after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9.

Section 1.4            Effects of the Merger.  The Merger shall have the effects set forth in the DGCL, the DLLCA and this Agreement.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5            Organizational Documents; Officers.

(a)           At the Effective Time, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or permitted by applicable law.

(b)           The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

(c)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6            Bank Merger.  Following the Merger, if and at such time as Acquiror may determine in its sole discretion, Alpine Bank & Trust (the “Company Bank”), an Illinois state chartered bank and wholly owned Subsidiary of the Company, will merge with and into Midland States Bank (“Acquiror Bank”), an Illinois state chartered bank and wholly owned Subsidiary of Acquiror (the “Bank Merger”).  Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease.  In connection with the execution and delivery of this Agreement, Acquiror and the Company shall cause the Acquiror Bank and the Company Bank, respectively, to enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit A, or such other form as may be mutually agreed (such agreement, the “Bank Merger Agreement”).  Prior to the Effective Time, Acquiror shall cause Acquiror Bank, and the Company shall cause the Company Bank, to execute such certificates or articles of merger and such other documents and certificates, and to take such other actions, in each case as are necessary to effectuate the Bank Merger.

Article 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1                Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any shares of capital stock of Acquiror, Merger Sub or the Company, the following shall occur:

(a)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive (i) the Per Share Cash Consideration and (ii) a number of validly issued, fully paid and nonassessable shares of Acquiror Common Stock equal to the Exchange Ratio (collectively, the “Common Stock Merger Consideration”); provided, that no fractional shares of Acquiror Common Stock shall be issued in the Merger.  Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Section 2.1(a) shall instead be entitled to receive, in lieu thereof, an amount in cash, without interest, rounded to the nearest whole cent, determined by multiplying the Acquiror Share Trading Price by the fractional share (rounded to the nearest ten-thousandth of a share) of Acquiror Common Stock to which such former holder would otherwise be entitled.  For purposes of this Agreement:

(i)            “Aggregate Cash Amount” means $33,306,000, subject to adjustment pursuant to Section 2.1(e);

(ii)           “Aggregate Share Number” means 4,463,200;

(iii)          “Exchange Ratio” means an amount equal to (x) the Aggregate Share Number, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares;

(iv)          “Per Share Cash Consideration” means an amount equal to (x) the Aggregate Cash Amount, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares;

(b)           Cancellation of Excluded Shares.  Each Excluded Share, including any shares of Company Common Stock held in the Company’s treasury, shall be cancelled and no consideration will be issued or paid in exchange therefor.

(c)           No Effect on Limited Liability Company Interests of Merger Sub.  The Merger shall have no effect on the issued and outstanding limited liability company interests of Merger Sub, which shall remain outstanding as limited liability company interests of the Surviving Company.

(d)           Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of such shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Common Stock Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL.  If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Common

Stock Merger Consideration for each such share, without interest, subject to the terms of this Article 2.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence.  The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, and shall give Acquiror the opportunity to participate in all negotiations and proceedings with respect thereto.  The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

(e)           Adjustment of Aggregate Cash Amount.

(i)            Not later than five (5) days before the expected Closing Date, the Company shall deliver to Acquiror an estimated consolidated balance sheet of the Company, as of the Measurement Date (the “Estimated Closing Balance Sheet” ), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements; and (2) include a calculation of Tangible Equity as of the Meaurement Date prepared in accordance with this Agreement.  The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that (x) the Estimated Closing Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of the Company as estimated in good faith as of Measurement Date in accordance with GAAP on a basis consistent with the Company Financial Statements, and (y) the calculation of Tangible Equity contained therein was prepared in accordance with this Agreement and includes, excludes, disregards and was reduced by all amounts required to be included, excluded, disregarded or reduced by the definition of Tangible Equity in this Agreement.

(ii)           After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith to agree on a consolidated balance sheet of the Company as of the Measurement Date (the “Final Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements, and (2) include a calculation of Tangible Equity as of the Measurement Date in accordance with this Agreement (“Final Tangible Equity”).  The Final Balance Sheet and the calculation of Final Tangible Equity contained therein, agreed to by the parties hereto in writing shall become final and binding for purposes of this Agreement.

(iii)          If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Balance Sheet and Final Tangible Equity, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the “Independent Arbitrator”) and the Closing Date shall be postponed until the date that is two (2) Business Days after the date the Independent Arbitrator determines the Final Balance Sheet and Final Tangible Equity in accordance with this Section 2.1(e)(iii) or such other date as Acquiror and the Company shall mutuall agree in writing; provided that, for the avoidance of doubt, the Measurement Date shall not be changed from the date used for preparation of the Estimated Closing Balance Sheet.  The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Balance Sheet confirming the correct Final Tangible Equity (as determined in accordance with this Agreement) as of the Measurement Date within five (5) Business Days following engagement.  The parties will cooperate fully with, and furnish such information as may be reasonably requested to, the Independent Arbitrator.  The Final Balance Sheet issued by the Independent Arbitrator, as well as the amount of Final Tangible Equity set forth therein, will be final and binding for purposes of this Agreement.  Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that the fees and expenses of the Independent Arbitrator shall be borne by the Company and the Acquiror in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and the Acquiror, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator.

(iv)          If the Final Tangible Equity is less than $105,400,000 (the “Target Tangible Equity”) (any such deficiency, a “Tangible Equity Deficiency”), the Aggregate Cash Amount shall be reduced by the amount of such Tangible Equity Deficiency.

(f)            Adjustment of Aggregate Share Number.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Aggregate Share Number shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2                Cancellation of Shares.  At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Common Stock Merger Consideration, subject to the terms of this Agreement.

Section 2.3                Exchange of Certificates.

(a)           Acquiror shall designate Computershare, Inc., or another Person reasonably acceptable to the Company, to serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”).  Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.  At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2:  (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, and (ii) the aggregate cash consideration payable pursuant to Section 2.1, including the amount of cash payable in lieu of fractional shares.  Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Exchange Fund.”

(b)           As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

(c)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company.  No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2.  Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1.  No holder of an unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.

(d)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company one (1) year after the Effective Time shall be paid to the Surviving Company, or its successors in interest.  Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company, or its successors in interest, for issuance and payment of the Common Stock Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).  Notwithstanding the foregoing, none of the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such amount as Acquiror or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Acquiror shall, or shall cause the Exchange Agent to, deliver to such person the Common Stock Merger Consideration (including cash in lieu of fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock) into which the shares represented by such lost Company Stock Certificate shall have been converted, subject to the terms of and in accordance with this Article 2.

Section 2.4                Company Equity Awards.  The Company shall take all necessary actions so that all restricted stock units granted under the Company Stock Plans will vest on the date on which the Effective Time occurs, immediately prior to the Effective Time, and shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive from the Acquiror promptly after the Effective Time a cash payment for each such restricted stock unit equal to $19.55.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

Section 3.1                Company Organization.  The Company:  (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956; and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Schedule 3.1 of the Company Disclosure Schedules sets forth true, complete and correct copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto, which are in full force and effect.

Section 3.2                Company Subsidiary Organizations.  The Company Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the, State of Illinois and is a member of the Federal Reserve System.  Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company.  Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Schedule 3.2(a) of the Company Disclosure Schedules sets forth a list of each Subsidiary of the Company, and its state of incorporation or organization.  Schedule 3.2(b) of the Company Disclosure Schedules includes true, complete and correct copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are in full force and effect as of the date of this Agreement.

Section 3.3                Authorization; Enforceability.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board.  The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders.  The Company Board has directed this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement.  The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4                No Conflict.  Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals or that, in the case of assets used and not owned by the Company, that does not affect the Company’s right to use such assets; or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under, any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Except for:  (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the State of Illinois Department of Financial and Professional Regulation, Division of Banking, and approval of such applications, filings and notices; (iii) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (iv)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5                Company Capitalization.

(a)           The authorized capital stock of the Company consists exclusively of 15,000,000 shares of Company Common Stock, of which 8,449,278 shares were issued and outstanding as of the date of this Agreement (the “Company Capitalization Date”), none of which were subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Plans.  The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter.  All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

(b)           As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance except for:  (i) 85,297 shares of Company Common Stock reserved for issuance in connection with outstanding restricted stock units; and (ii) 364,703 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans.  As of the date of this Agreement, except as set forth in Section 3.5(a) and this Section 3.5(b), no shares of Company Common Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock are issued, reserved for issuance or outstanding.

(c)           Schedule 3.5(c) of the Company Disclosure Schedules sets forth a list of each equity-based award outstanding as of the Company Capitalization Date.

(d)           None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement in any material respect.  As of the date of this Agreement there are:  (i) other than outstanding Company Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the

Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries.  Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6                Company Subsidiary Capitalization.  Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7                Financial Statements and Reports; Regulatory Filings.

(a)           Schedule 3.7 of the Company Disclosure Schedules sets forth copies of:  (i) the audited consolidated balance sheets of the Company as of December 31, 2014, 2015 and 2016, and the audited consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years ended on such dates, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2017 and 2016 and the unaudited consolidated statements of income, cash flows and shareholders’ equity for the three- and six-month periods ended on such dates (including, in each of the foregoing cases, the related notes, where applicable) (collectively, the “Company Financial Statements”), all of which have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto and subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls.  The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries in accordance with GAAP at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements.  As of the date hereof, Wipfli LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(b)           The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2014, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d)           To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2014, that would result in a determination that the Company Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

Section 3.8                Books and Records.  The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements in all material respects, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 3.9                Properties.

(a)           Schedule 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement or, in the case of OREO, as of September 30, 2017, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)           The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, or any transaction by the Company Bank acting in a fiduciary capacity, or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Company Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”).  The Company or one of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  To the Knowledge of the Company, buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10             Loans; Loan Loss Reserve.

(a)           Each loan, loan agreement, note, lease or other borrowing agreement by the Company Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)           All Company Loans originated or purchased by the Company Bank were made or purchased in accordance with the policies of the board of directors of the Company Bank and in the Ordinary Course of Business of the Company Bank.  The Company Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.  There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Company Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)           Schedule 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2017, each Company Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other provision in any material respect as of the dates shown thereon or for which the Company Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Company Bank; (iii) that has been listed on any “watch list” or similar internal report of the Company Bank; (iv) for which the Company or one of its Subsidiaries has received any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Company Bank or an entity controlled by an executive officer or director.

(d)           The Company Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Company Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Company Bank’s internal policies, and, in the reasonable judgment of the Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e)           To the Knowledge of the Company:  (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Company Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11             Trust Assets.

(a)           The Company Bank has been validly appointed and is the duly acting trustee, custodian, fiduciary, guardian or investment manager with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets.  All of the Governing Agreements to which Company Bank is a party were duly executed and delivered by it, all of the Governing Agreements constitute valid and binding obligations of Company Bank and, to the Knowledge of the Company, each of the other parties thereto, enforceable against Company Bank and, to the Knowledge of the Company, each such other party in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

(b)           Company Bank has performed all material duties and obligations and complied with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to the Trust Accounts.

(c)           Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements and applicable Legal Requirements and none of Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, nor any of its directors, officers or employees has committed any intentional breach of trust with respect to any Trust Account.

(d)           Schedule 3.11(d) of the Company Disclosure Schedules sets forth a true, correct and complete listing, as of September 30, 2017, of all of the Trust Accounts (by account number) and the fair market value of the Trust Assets held in such Trust Accounts, and (ii) the fee arrangement for each such Trust Account, setting forth the basis for Company Bank’s remuneration for its services to such Trust Account and the payment intervals for its fees.

(e)           There is no material default by Company Bank or, to the Knowledge of the Company, any other party thereto existing under any Governing Agreement and there is no material event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default by Company Bank or, to the Knowledge of the Company, any other party thereto under any Governing Agreement.

(f)            The Company’s records relating to the Trust Accounts:  (i) have been maintained in all material respects in accordance with all applicable Legal Requirements and in accordance with Company Bank’s policies and procedures; (ii) are accurate and complete in all material respects; and (iii) provide in all material respects an accurate and complete separate record for each Trust Account’s Trust Assets.

Section 3.12                                        Taxes.

(a)                                 The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.

(c)                                  Schedule 3.12(c) of the Company Disclosure Schedules contains a true and complete list of each state in which the Company and Company Bank are treated for such state’s income or franchise Tax purposes, in a manner comparable to the federal Tax treatment of a S Corporation, or a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (a “QSub ), as appropriate.  For purposes of this representation, the state Tax treatment shall be deemed comparable to that of an S Corporation or QSub if the state’s income or franchise Tax on the corporation’s net income is eliminated or materially reduced and such net income (net of state corporate Taxes, if any) is treated as taxable to the stockholders of the S Corporation whether or not distributed thereto.  Schedule 3.12(c) of the Company Disclosure Schedules also specifies, for each such state listed therein, the period during which the Company has been subject to such comparable S Corporation or QSub state Tax treatment.

(d)                                 The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

(e)                                  The Company and each of its Subsidiaries has not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2) or (ii) with respect to which the Company or any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder.

(f)                                   During the period commencing January 1, 2006, and ending on the close of business on the Closing Date (the “S Period”), the Company has been an “S corporation” within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code (an “S election”) has been in effect with respect to the Company at all times for the S Period.  A valid S election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for the Company to be treated as an “S corporation” for applicable state or local Tax purposes.

There have been no events, transactions or activities of the Company, the Company’s Subsidiaries or any of the Company’s stockholders which would cause, or would have caused, the status of the Company as S corporation to be subject to termination or revocation (whether purposefully or inadvertently).  Each of the Company’s stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Common Stock during the S Period, and at no time during the S Period was any stockholder of the Company a non-resident alien.

(g)                                  During the S Period, each of Company Bank and each other current or former Subsidiary of the Company was a QSub, and a valid election under Section 1361(b)(3)(B) of the Code (a “QSub election”) has been in effect with respect to the Company Bank and such other Subsidiaries at all times for such period, without accounting for any later attempts or actions taken to cure an invalid QSub election during the S Period, and as of the Closing Date each of the Company Bank and such other Subsidiaries will be a QSub.  A valid QSub election or similar election has been in effect with respect to the Company Bank and each other current or former Subsidiary of the Company during such period, in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for each of Company Bank and such other Subsidiaries to be treated as a QSub for applicable state or local Tax purposes.

(h)                                 To the Knowledge of the Company, no claim has been made in writing by any Regulatory Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(i)                                     The Company and each of its Subsidiaries have complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person. To the extent required, the Company and each of its Subsidiaries have properly and timely paid all such withheld Taxes to the Regulatory Authority or have properly set aside such withheld amounts in accounts for such purpose.

(j)                                    Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date.

(k)                                 Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the group the common parent of which is the Company.  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(l)                                     Neither the Company nor any of its Subsidiaries has any potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the Contemplated Transactions. During the past ten (10) years, neither the Company nor any of its Subsidiaries has (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a QSub.

Section 3.13                                        Employee Benefits.

(a)                                 Schedule 3.13(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan, and the Company has made available true and complete copies of the following with respect to each Company Benefit Plan:  (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan: (w) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors; (x) all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement; (y) all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and (z) with respect to any equity-based compensation plan or arrangement (including the Company Stock Plans or any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award):  (A) a complete and correct list of recipients of outstanding awards as of the date hereof; (B) the number of outstanding awards held by each recipient as of the date hereof; and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

(b)                                 Except as set forth on Schedule 3.13(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

(c)                                  Except as set forth in Schedule 3.13(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to:  (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies).  With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.  Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).  No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)                                 Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)                                  Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)                                   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g)                                  No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.  No disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)                                 Except as set forth in Schedule 3.13(h) of the Company Disclosure Schedules, all accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan:  (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(i)                                     There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)                                    No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee.  All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

(k)                                 Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

Section 3.14                                        Compliance with Legal Requirements.  The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses, as presently conducted.  The Company and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.15                                        Legal Proceedings; Orders.

(a)                                 Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries.  There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Contemplated Transactions, would apply to the Surviving Company or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b)                                 Neither the Company nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the specific request of any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any manner its credit or risk management policies, its management or its business, other than pursuant to Legal Requirements of general applicability to other financial institutions of a similar size and engaging in similar lines of business.  To the Knowledge of the Company, since January 1, 2014, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.16                                        Absence of Certain Changes and Events.  Since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.17                                        Material Contracts.  Except for Contracts evidencing Company Loans made by the Company Bank in the Ordinary Course of Business, Schedule 3.17 of the Company Disclosure Schedules lists and sets forth a true, complete and correct copy of the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement:

(a)                                 all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by the Company or any of its Subsidiaries in excess of $1,000,000, exclusive of deposit agreements with customers of the Company Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;

(b)                                 each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);

(c)                                  each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)                                 each Contract not referred to elsewhere in this Section 3.17 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(e)                                  each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);

(f)                                   each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)                                  each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)                                 each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)                                     each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(j)                                    each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $250,000;

(k)                                 each current employment, consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(l)                                     each Contract and Company Benefit Plan pursuant to which any Person is or would be entitled to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)                             each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;

(n)                                 each stockholder, stock purchase, voting trust or other similar Contract or arrangement, including any such Contract or arrangement granting voting, dividend, ownership, director appointment or designation, or indemnification rights to any holder of securities of the Company or any of its Subsidiaries, other than the Company Certificate of Incorporation and Company Bylaws, and

(o)                                 each amendment, supplement and modification in respect of any of the foregoing.

Section 3.18                                        No Defaults.  Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach in any material respect of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract.  Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2014, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.19                                        Insurance.  Schedule 3.19 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been made available to Acquiror.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry.  The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Schedule 3.19 of the Company Disclosure Schedules lists and describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims.  None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.20                                        Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property.  Since January 1, 2014, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.21                                        Transactions with Affiliates.  Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no executive officer or director of the Company or the Bank, Principal Stockholder, immediate family member of any of the foregoing Persons as such term is defined in Regulation O promulgated by the Federal Reserve, or entity that “controls” any of the foregoing Persons with the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or Company Bank, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or Company Bank.

Section 3.22                                        Voting Requirements.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (such vote, the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.

Section 3.23                                        State Takeover Statutes.  The restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions.

Section 3.24                                        Opinion of Financial Advisor.  The Company has received the opinion of Affiliated Bankers Capital, LLC d/b/a Sheshunoff & Co., to the effect that, as of the date of the meeting at which the Company Board approved and authorized the Company’s entry into this Agreement, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than any Excluded Shares and Dissenting Shares. The Company shall deliver an executed copy of such opinion to Acquiror promptly following receipt of such opinion in written form.

Section 3.25                                        Brokerage Commissions.  Except for fees payable to Sheshunoff & Co. pursuant to an engagement letter, a copy of which is attached as Schedule 3.25 of the Company Disclosure Schedules, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.26                                        Approval Delays.  To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  The Company Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.27                                        Labor Matters.

(a)                                 There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries.  There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or threatened, involving employees of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime and occupational safety and health.  No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.28                                        Intellectual Property.  Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Company and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.29                                        Investments.

(a)                                 Schedule 3.29(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2017, of:  (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Company Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person.  The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Company Bank.  The Company Investment Securities are valued on the books of the Company and the Company Bank in accordance with GAAP.

(b)                                 Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time.  With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                                  None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d)                                 Schedule 3.29(d) of the Company Disclosure Schedules lists as of September 30, 2017, and the Company has previously made available a true, complete and correct copy of, each Contract with respect to each Derivative Transaction, whether entered into for the account of the Company or any of its Subsidiaries or for a Trust Account, all of which were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.30                                        No Other Representations or Warranties

(a)                                 Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

Article 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as Previously Disclosed, Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1                                               Organization.  Each of Acquiror and Merger Sub:  (a) is a corporation or limited liability company duly organized or formed, as applicable, and validly existing and in good standing under the laws of its state of organization of formation, and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; and (b) has full corporate and limited liability company power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Acquiror is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, and has full corporate or limited liability company power and authority to operate as a bank holding company.  The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.  Acquiror has no subsidiary other than Merger Sub and the subsidiaries listed on Exhibit 21.1 to Acquiror’s Registration Statement on Form S-4 (File No. 333-216708).

Section 4.2                                               Acquiror Subsidiary Organizations.  Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois and is a member of the Federal Reserve System.  Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror.  Each Subsidiary of Acquiror has full corporate or similar power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3                                               Authorization; Enforceability.  Each of Acquiror and Merger Sub has the requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board and the sole member of Merger Sub.  The sole member of the Merger Sub has the sole right to manage the business and affairs of the Merger Sub pursuant to the limited liability company agreement.  The Acquiror Board and the sole member of Merger Sub have each determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of its respective shareholders or member, and that this Agreement and transactions contemplated hereby are in the best interests of its respective shareholders or member.  To the extent required by NASDAQ Rules, the Acquiror Board has directed the Acquiror Stock Issuance be submitted to Acquiror’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Acquiror’s shareholders vote in favor of the Acquiror Stock Issuance.  The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4                                               No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) assuming receipt of the Acquiror Shareholder Approval, as necessary, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals.  Except for:  (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the State of Illinois Department of Financial and Professional Regulation, Division of Banking, and approval of such applications, filings and notices; (iii) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary on the part of Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5                                               Acquiror Capitalization.

(a)                                 The authorized capital stock of Acquiror currently consists exclusively of:  (i) 35,000,000 shares of Acquiror Common Stock, of which 19,095,372 shares were issued and outstanding as of September 30, 2017 (the “Acquiror Capitalization Date”); (ii) 5,000,000 shares of Acquiror Non-Voting Common Stock, none of which were issued and outstanding as of the Acquiror Capitalization Date; and (iii) 4,000,000 shares of Acquiror’s preferred stock, par value $2.00 per share (the “Acquiror Preferred Stock”), of which (x) 209 shares were designated as Series G Preferred Stock and 181 of which were issued and outstanding as of the Acquiror Capitalization Date, and (y) 2,636 shares were designated as Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H and 2,635.5462 of which were issued and outstanding as of the Acquiror Capitalization Date.  Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter.  All of the issued and outstanding shares of Acquiror Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

(b)                                 As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for:  (i) 1,262,947 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 814,429 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.  As of the date of this Agreement, except as set forth in Section 4.5(a) and this Section 4.5(b), no shares of Acquiror Capital Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Acquiror Capital Stock are issued, reserved for issuance or outstanding (other than shares of Acquiror Common Stock issuable upon exercise or vesting of Acquiror Equity Awards outstanding as of the Acquiror Capitalization Date).

(c)                                  Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date.  Since the Acquiror Capitalization Date through the date hereof, Acquiror has not:  (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards.  From the Acquiror Capitalization Date through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has:  (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Acquiror Stock Plan.

(d)                                 None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) other than outstanding Acquiror Equity Awards, as Previously Disclosed and as disclosed herein, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.  Except as permitted by this Agreement, since the Acquiror Capitalization Date, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of Acquiror.

Section 4.6                                               Acquiror Subsidiary Capitalization.  Except as disclosed in the Acquiror SEC Reports, as of the date hereof all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.7                                               Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)                                 Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder.  The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects.  As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports.  No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)                                 The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements.  The Acquiror Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, Crowe Horwath LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

(c)                                  Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.  Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Acquiror’s management to allow timely decisions regarding required disclosures.  As of December 31, 2016, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)                                 Acquiror and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting.  Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”).  Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror’s Internal Control Over Financial Reporting based on their evaluations as of the Acquiror Evaluation Date.  Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Acquiror’s Internal Control Over Financial Reporting.  Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2014, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)                                   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2014 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

(g)                                  Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Select Market.  Acquiror satisfies all of the quantitative maintenance criteria of the NASDAQ Global Select Market.

Section 4.8                                               Books and Records.  The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements in all material respects, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 4.9                                               Loans; Loan Loss Reserve.

(a)                                 Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

(b)                                 To the Knowledge of Acquiror:  (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.10                                        Taxes.

(a)                                 Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed.  Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority.  Neither Acquiror nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets.  Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)                                  Acquiror and each of its Subsidiaries have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

(d)                                 To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the United States Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e)                                  Neither Acquiror nor any of its controlled Affiliates has any current plan or intention to make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub.

Section 4.11                                        Compliance with Legal Requirements.  Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted.  Acquiror and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.  Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.12                                        Legal Proceedings; Orders.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries.  There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b)                                 Neither Acquiror nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Acquiror, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.13                                        Absence of Certain Changes and Events.  Since December 31, 2016, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.14                                        Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on Acquiror.  Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 4.15                                        Brokerage Commissions.  Except for fees payable to Keefe, Bruyette & Woods by Acquiror, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.16                                        Approval Delays.  To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.17                                        Financial Capability.  Acquiror has sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and Section 2.4, and to perform its other obligations contemplated by this Agreement.

Section 4.18                                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Acquiror and Merger Sub in this Article 4, neither Acquiror, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror and Merger

Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither Acquiror, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5

COVENANTS OF THE COMPANY

Section 5.1                                               Access and Investigation.

(a)                                 Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time.  Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries and shall be conducted during normal business hours on Business Days.  Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege).  No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement.  This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment:  (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed.  If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror:  (i) a copy of each report, schedule and other document received by it during such period with, to or from any Regulatory Authority; and (ii) a copy of each report, schedule or other document filed or furnished by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)                                  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall furnish to Acquiror as promptly as practicable, (i) the unaudited consolidated balance sheets of the Company as of December 31, 2017, and the unaudited consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended on such date (including the notes thereto), which financial statements shall be provided to the Acquiror no later than February 15, 2018, (ii) the audited consolidated balance sheets of the Company as of December 31, 2017, and the audited consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended on such date (including the notes thereto), which financial statements shall be provided to the Acquiror no later than March 31, 2018, and (iii) the unaudited consolidated balance sheet of the Company as of the end of each quarterly period ended subsequent to June 30, 2017, and the unaudited consolidated statements of income, cash flows and shareholders’ equity for the three-month and year-to-date periods ended on such dates, which financial statements shall be provided to the Acquiror no later than thirty (30) days after the applicable period end.

(d)                                 From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case promptly following provision to such Persons, and in each case, excluding any portions of such documents:  (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9).

(e)                                  All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of May 5, 2017, between Acquiror and Sheshunoff & Co. (the “Confidentiality Agreement”).

Section 5.2                                               Operation of the Company and Company Subsidiaries.

(a)                                 Except as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as expressly contemplated by or permitted by this Agreement, as set forth in Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i)                                     (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock (other than issuances of shares of Company Common Stock upon the vesting of restricted stock units outstanding as of the Company Capitalization Date); (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans, other than, for the avoidance of doubt, the vesting of additional restricted stock units under awards granted prior to the date hereof under the Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

(ii)                                  make, declare, pay or set aside for payment any dividend on, or in respect of, or declare or make any distribution on any shares of Company Common Stock, other than (x) the cash dividends and distributions payable to the Company’s stockholders set forth on Schedule 5.2(b)(ii) of the Company Disclosure Schedules, provided the Final Tangible Equity could not reasonably be expected to be less than the Target Tangible Equity as a result of the declaration, payment or setting aside of any such dividend or distribution, and (y) a final cash dividend payable to the Company’s stockholders prior to the Closing in an aggregate amount equal to the amount, if any, by which the Final Tangible Equity as finally determined pursuant to Section 2.1(e) hereof exceeds the Target Tangible Equity, in each of the foregoing cases, in accordance with the requirements and subject to the limitations of the DGCL.

(iii)                               directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

(iv)                              amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into:  (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(v)                                 enter into loan transactions not in accordance with, or consistent with, past practices of the Company Bank;

(vi)                              (A) enter into any new credit or new lending relationships that would require an exception to the Company Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in material compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(vii)         maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(viii)        fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(ix)          sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business or (B) of obsolete or unused equipment, fixtures or assets, and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(x)           acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(xi)          amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xii)         implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)        except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof:  (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in compensation or benefits and the payment of bonuses in the Ordinary Course of Business consistent with past practices in timing, metrics and amount, and that have been disclosed to Acquiror; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder except as required by applicable Legal Requirements or GAAP; (C) accelerate the payment or vesting of or lapsing of restrictions with respect to any bonus, or any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)        incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv)         enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvi)        settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not:  (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvii)       make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii)      make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any request for an extension, or file any material amended Tax Return, and the Company shall consult with Acquiror in advance of taking any such action that is otherwise permitted hereunder;

(xix)        hire any employee with an annual salary in excess of $100,000; or

(xx)         agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

(c)           For purposes of Section 5.2(b)(v), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Leon J. Holschbach and Jeffrey G. Ludwig for permission to take any action otherwise prohibited by Section 5.2(b)(v) and has provided Acquiror with information sufficient, in Acquiror’s sole discretion, for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within ten (10) Business Days after Acquiror’s receipt of such request.

Section 5.3                Notice of Changes.  The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that:  (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

Section 5.4                Stockholders’ Meeting.  Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable, and in any event within thirty (30) days, after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote to adopt this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption of this Agreement (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would be inconsistent with its fiduciary duties under applicable Legal Requirements, then, notwithstanding anything herein to the contrary, the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

Section 5.5                Information Provided to Acquiror.  The Company agrees to include in the Joint Proxy Statement, and to provide to Acquiror for inclusion in the Registration Statement, all information concerning the Company and any of its Subsidiaries that is required by applicable Legal Requirements to be included therein or that is reasonably requested by Acquiror, and that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror in connection with the preparation of, or that is included in, the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will:  (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6                Operating Functions.  To the extent permitted by applicable Legal Requirements, the Company and the Company Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

Section 5.7                Company Benefit Plans.

(a)           At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided, however, that no action taken by the Company with respect to the termination of any Company Benefit Plan shall be required to be irrevocable until one day prior to the Closing Date.

(b)           Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including any severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

Section 5.8        Ancillary Agreements.  Contemporaneously with the execution and delivery of this Agreement, and as a material inducement to Acquiror to enter into this Agreement, the Company shall cause each of the Persons listed on Schedule 5.8 of the Company Disclosure Schedules (the “Principal Stockholders”) to enter into an agreement with Acquiror, pursuant to which they will agree to take certain actions in furtherance of the Merger, in the form attached hereto as Exhibit B (the “Voting Agreement”).

Section 5.9                Acquisition Proposals.

(a)           The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal.  The Company will within forty-eight (48) hours advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)           The Company agrees that it will not, and will cause its respective Subsidiaries and Affiliates, and its and their respective officers, directors, agents and advisors not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, if the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement and prior to receipt of the Company Stockholder Approval, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, the Company may:  (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, Acquiror and the Company cooperate with one another with the intent of enabling them to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

(c)           Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 5.10     Subordinated Note Divestiture.  Prior to the Closing, the Company shall sell or transfer, and shall cause each of its Subsidiaries to sell or transfer, to a third party any and all debt securities held by them that were issued by Acquiror, including the Fixed-to-Floating Rate Subordinated Note due June 18, 2025 that was issued by Acquiror to Alpine Bank prior to the date hereof (the “Subordinated Note”), which sale or approval shall be subject to the receipt of Acquiror’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  From and after the date hereof and prior to the Closing, neither the Company nor any of its Subsidiaries shall acquire any debt securities issued by Acquiror or any of its Subsidiaries.

Article 6

COVENANTS OF ACQUIROR AND MERGER SUB

Section 6.1                Operation of Acquiror and Acquiror Subsidiaries.

(a)           Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; and (ii)  take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)           Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror will not, and will cause each of its Subsidiaries not to:

(i)            (A) enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other Person or (B) make any loan, advance or capital contribution to, or investment in, any Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;

(ii)           amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; or

(iii)          agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.1.

Section 6.2                Acquiror Shareholders’ Meeting.  Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with NASDAQ Rule 5635(a), the Acquiror Articles of Incorporation and the Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Acquiror Shareholders’ Meeting”) for the purpose of obtaining the Acquiror Shareholder Approval.  Acquiror and the Acquiror Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the Acquiror Stock Issuance if required by NASDAQ Rule 5635(a), including by recommending that its stockholders vote in favor of the Acquiror Stock Issuance, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) such recommendation to Acquiror’s shareholders.

Section 6.3                Information Provided to the Company.  Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is included in the Registration Statement or Joint

Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will:  (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed.  Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.4                Operating Functions.  Acquiror and Acquiror Bank shall cooperate with the Company and the Company Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

Section 6.5                D&O Indemnification.

(a)           From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent such indemnification is required by the Company’s or such Subsidiary’s certificate of incorporation, bylaws or similar organizational documents, in each case as made available to Acquiror.  Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b)           Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5(b) of the Company Disclosure Schedule (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred percent (200%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(b) of the Company Disclosure Schedules.  It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such two hundred percent (200%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred percent (200%) amount.

(c)           The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6                Authorization and Reservation of Acquiror Common Stock.  The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.

Section 6.7                Stock Exchange Listing.  Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.

Section 6.8                Additional Acquiror Director.  If requested by the Company at least ten (10) Business Days prior to the date Acquiror initially files the Registration Statement with the SEC, then, effective as of the Effective Time, the Acquiror Board shall increase the number of directors of Acquiror by one (1) and, subject to the fiduciary duties of the Acquiror Board (a) appoint R. Robert Funderburg, Jr. to the Acquiror Board as a Class III director, and (b) if he continues to beneficially own shares of Acquiror Common Stock with a market value of at least $10,000,000, re-nominate him for election to the Acquiror Board at the 2019 annual meeting of Acquiror’s shareholders; provided, in each case, that he is and remains able and willing to serve as a director of Acquiror as of the effective date of such appointment or re-nomination.

Section 6.9                Company Commitments to Community Organizations.  Acquiror shall honor, pay and satisfy or cause to be honored, paid and satisfied, the Company’s financial commitments to community organizations, as set forth on Schedule 6.9 of the Company Disclosure Schedule.

Article 7

COVENANTS OF ALL PARTIES

Section 7.1                Regulatory Approvals.  Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible and in any event within forty-five (45) days following the date hereof, prepare and file all applications and other documents necessary to, and to as promptly as practicable thereafter, effect and obtain, all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals.  Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written applications, documents and information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.  Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the

Contemplated Transactions.  Notwithstanding anything to the contrary, including the covenants set forth in Sections 7.1 and 7.4, nothing in this Agreement shall require Acquiror to grant any consent, make any undertaking, agree to any concession, make any payment, take (or refrain from taking) any action, or commit to do any of the foregoing, to obtain any Requisite Regulatory Approval, or to enable, facilitate or permit the Company to obtain any Requisite Regulatory Approval, if such consent, undertaking, concession or action is materially adverse to Acquiror.

Section 7.2                SEC Registration.  As soon as practicable following the date of this Agreement, but in no event more than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and Acquiror shall file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included.  Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions.  Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon.  The Registration Statement and the Joint Proxy Statement shall include all information reasonably requested by the Company to be included.  The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Acquiror will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Acquiror’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action.  Acquiror will advise and consult with the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto.  If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s shareholders.  Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any application foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as consideration hereunder.

Section 7.3                                               Publicity.  Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4                                               Reasonable Best Efforts; Cooperation.  Each of Acquiror and the Company agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable.  Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.  Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5                                               Tax Matters.

(a)                                 The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Prior to the earlier of:  (i) forty-five (45) days following the Effective Time; and (ii) January 15 of the calendar year following the Effective Time, the Surviving Company shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.  Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Neither Acquiror nor any of its Affiliates will make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub effective on or prior to the Effective Time.

(b)                                 As of the date hereof, the Company has no Knowledge of any reason:  (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.9 and Section 9.7, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.9 and Section 9.7, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.7.  The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

(c)                                  As of the date hereof, Acquiror has no Knowledge of any reason:  (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.9 and Section 9.7, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.9 and Section 9.7, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9.  Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

(d)                                 Acquiror shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods (or portion thereof) that end on or before the Closing Date and that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law) and without a change of any election or any accounting method. To the extent permitted by applicable law, the Company’s stockholders shall include any income, gain, loss, deduction or other tax items for such taxable periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by the Company’s stockholders for such taxable periods.  Without limiting the foregoing, Acquiror shall permit a Person designated by the Company in writing prior to the Closing Date to review, on behalf of such stockholders, the Pre-Closing Tax Returns at least five (5) Business Days prior to the filing of such Pre-Closing Tax Returns, and shall consider any comments of such Person with respect thereto.

(e)                                  Other than the Contemplated Transactions, the Company shall not, and shall cause the Company’s stockholders to not, revoke the Company’s election to be taxed as an S corporation within the meaning of Section 1361 and Section 1362 of the Code and the Company will not, and will cause its Subsidiaries not to, revoke any of its Subsidiary’s election to be taxed as a QSub within the meaning of Section 1361(b)(3)(B) of the Code. Other than the Contemplated Transactions, none of the Company or its Subsidiaries, and the Company shall cause the Company’s stockholders not to, take any action or allow any action that would cause the Company to no longer be treated as an S corporation or the Company Bank to no longer be treated as a QSub within the meaning of Section 1361 and Section 1362 of the Code.

(f)                                   Any and all Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)                                  The Company shall cause the Company’s stockholders to not make an election under Section 338(h)(10) or Section 336(e) of the Code with respect to the Contemplated Transactions.

Section 7.6                                               Transaction Structure.  Acquiror may at any time change the method of effecting the Merger or the Bank Merger if and to the extent requested by Acquiror, and the Company agrees to enter into such amendments to this Agreement as Acquiror may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment:  (a) alters or changes the amount or kind of the Common Stock Merger Consideration; (b) adversely affects the Tax treatment of the Merger with respect to the Company’s stockholders; (c) is reasonably likely to cause the Closing to be delayed or the receipt of the Requisite Regulatory Approvals to be prevented or delayed, in each case beyond the Termination Date; or (d) requires submission to or approval of the Company’s stockholders or Acquiror’s stockholders after the Agreement has been adopted by the Company’s stockholders or the Acquiror Stock Issuance has been approved by Acquiror’s shareholders.

Section 7.7                                               Takeover Statutes.  No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Bank Merger and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect.  If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to:  (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement; and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

Section 7.8                                               Employees and Employee Benefits.

(a)                                 All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing.  Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that:  (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

(b)                                 For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)                                  In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that:  (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered

Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time.  Subject to the provisions of Section 7.8, following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.8(d) of the Company Disclosure Schedules. Notwithstanding the foregoing, no Company employee eligible to receive severance benefits under an employment, change in control, severance or other agreement shall be entitled to participate in the severance policy described in this Section 7.8(d) or to otherwise receive severance benefits.  Any Company employee who waives and relinquishes his or her right to a change in control payment will be eligible for a severance payment as provided in this Section 7.8(d).

(e)                                  For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 7.8, except as disclosed in Schedule 7.8(e) of the Company Disclosure Schedules, the Covered Employees are employed-at-will; the terms of the provisions of this Section 7.8 do not confer employee contract rights to any of the Covered Employees.

Section 7.9                                               Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions of Acquiror Common Stock from Acquiror by virtue of the Merger and the other transactions contemplated by this Agreement, by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10                                        Stockholder Litigation.  Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1                                               Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company:  (i) set forth in Sections 3.1, 3.3 and 3.5(a) and (b) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

Section 8.2                                               Performance by the Company.  The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3                                               Officers’ Certificate.  Acquiror shall have received a certificate (the “Company Officers’ Certificate”) signed by the president and chief financial officer of the Company, dated the Closing Date, (a) certifying that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.11, 8.12 and the first two sentences of Section 8.5 (solely with respect to Proceedings brought against, and orders, injunctions, decrees and legal restraints or prohibitions binding upon, the Company and its Subsidiaries), have been satisfied; and (b) setting forth (i) a schedule listing each Company Transaction Expense and the estimated amount thereof, and (ii) certified copies of all resolutions, if any, of the Company Board or any committee thereof that provide for the declaration, payment or setting aside of any dividend or distribution on shares of the Company Common Stock that has not been fully paid prior to the Measurement Date.

Section 8.4                                               Shareholder Approvals; Appraisal Demands.  Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained.  As of the Closing Date: no Person shall have delivered to the Company a written notice of such Person’s demand, or intent to demand, appraisal for shares of Company Common Stock held by such Person, other than Persons holding, in the aggregate, not more than two percent (2%) of the shares of Company Common Stock issued and outstanding as of the Closing Date.

Section 8.5                                               No Proceedings, Injunctions or Restraints; Illegality.  Since the date of this Agreement, there must not have been commenced or threatened any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries on a consolidated basis.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 8.6                                               Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden Acquiror or its Subsidiaries measured on a consolidated basis.

Section 8.7                                               Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act.  No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.8                                               Legal Opinion.  Acquiror shall have received a written opinion of Chapman and Cutler LLP, counsel to the Company, in the form attached hereto as Exhibit C, dated as of the Closing Date.

Section 8.9                                               Tax Opinion.  Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

Section 8.10                                        Stock Exchange Listing.  Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 8.11                                        Minimum Equity.  The Final Tangible Equity, after giving effect to all dividends or distributions declared, paid or set aside on shares of Company Common Stock on or prior to the Closing Date, shall be no less than ninety-five percent (95%) of the Target Tangible Equity; provided that, for the avoidance of doubt, no waiver of this condition shall affect any adjustment of the Aggregate Cash Amount otherwise required by Section 2.1(e).

Section 8.12                                        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1                                               Accuracy of Representations and Warranties.  Each of the representations and warranties of Acquiror and Merger Sub:  (i) set forth in Sections 4.1, 4.3 and 4.5(a) and (b) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

Section 9.2                                               Performance by Acquiror.  Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 9.3                                               Officer’s Certificate.  The Company shall have received a certificate signed by an executive officer of Acquiror, dated the Closing Date, certifying that the conditions set forth in Sections 9.1, 9.2, 9.10 and the first two sentences of Section 9.5 (solely with respect to Proceedings brought against, and orders, injunctions, decrees and legal restraints or prohibitions binding upon, Acquiror and its Subsidiaries) have been satisfied.

Section 9.4                                               Shareholder Approvals.  Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained.

Section 9.5                                               No Injunctions or Restraints; Illegality.  Since the date of this Agreement, there must not have been commenced or threatened any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restriction or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 9.6                                               Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the business of the Surviving Company.

Section 9.7                                               Registration Statement.  The Registration Statement shall have become effective under the Securities Act.  No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.8                                               Tax Opinion.  The Company shall have received a written opinion of Chapman and Cutler LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that:  (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

Section 9.9                                               Stock Exchange Listing.  Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

Section 9.10                                        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

Article 10

TERMINATION

Section 10.1                                        Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

(a)                                 by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b)                                 by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements (other than the covenants and agreements in Sections 5.4 and 5.9, material breaches of which are subject to Section 10.1(f)) or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1, 8.2, 9.1 or 9.2, as the case may be, and which is not cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the Company, in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, or by its nature or timing cannot be cured prior to such earlier date;

(c)                                  by:  (i) Acquiror or the Company if any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) Acquiror or the Company if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and with the consent of Acquiror and the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(d)                                 by Acquiror or the Company if the Effective Time shall not have occurred on or prior to September 30, 2018 or (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party to this Agreement whose failure to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or prior to such date;

(e)                                  by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(f)                                   by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or 5.9;

(g)                                  by Acquiror or the Company if the Company shall have failed to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting;

(h)                                 by the Company, prior to receipt of the Company Stockholder Approval, pursuant to Section 5.9;

(i)                                     by Acquiror if the Company makes or publicly proposes to make a Company Adverse Recommendation;

(j)                                    by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:  (i) the Final Acquiror Market Value is less than $23.88 and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by (y) the Initial Index Price and (B) subtracting 0.20; subject, however, to the remainder of this Section 10.1(j).  If the Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice thereof to Acquiror within one (1) Business Day after the Determination Date.  Acquiror shall then have the option, exercisable by notice to the Company on or prior to the fifth (5th) Business Day after Acquiror’s receipt of such notice, to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of (A) the Initial Acquiror Market Value, (B) the Exchange Ratio (as then in effect), and (C) the Index Ratio minus 0.20, and the denominator of which is equal to the Final Acquiror Market Value; or (y) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 10.1(j), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).  If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j); or

(k)                                 by the Company or Acquiror if Acquiror Stockholder Approval is required and has not been obtained at the Acquiror Stockholders’ Meeting.

For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Acquiror Market Value” means the volume-weighted average closing price of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and closing price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company).

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index” means the KBW Nasdaq Regional Banking Index or, if such index is not available, such substitute or similar index as substantially replicates such index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $100.40.

“Initial Acquiror Market Value” means $29.85, adjusted as indicated in the last sentence of Section 10.1(j).

Section 10.2                                        Effect of Termination or Abandonment.  Upon the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that:  (i) the Confidentiality Agreement, Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3                                        Fees and Expenses.

(a)                                 Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Acquiror and the Company.

(b)                                 If this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, Acquiror’s documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c)                                  If this Agreement is terminated by the Company pursuant to Section 10.1(b), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the Company’s documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to such account as the Company shall designate.

(d)                                 If this Agreement is terminated by Acquiror pursuant to Section 10.1(f) or Section 10.1(i), or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, $9,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(e)                                  If (A) (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(g), or (ii) this Agreement is terminated by Acquiror pursuant to Section 10.1(b) and prior to such termination but after the date hereof an Acquisition Proposal shall have been made and not withdrawn or any Person (other than Acquiror or its Affiliates) shall have publicly announced an intention to make an Acquisition

Proposal, or (iii) this Agreement is terminated by the Company or Acquiror pursuant to Section 10.1(d) and both (x) prior to such termination but after the date hereof an Acquisition Proposal shall have been made and not withdrawn or any Person (other than Acquiror or its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal and (y) at the time of such termination, Acquiror Shareholder Approval, if required, shall have been obtained and the conditions set forth in Sections 8.6 and 9.6 shall have been satisfied (other than the expiration or termination of statutory waiting periods); and (B) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to an Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(o), except that references in that Section to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”.

(f)                                   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(ii) in the case of fraud or willful and material breach of this Agreement, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein.  The Company shall not be required to pay the Termination Fee more than once.

Article 11

MISCELLANEOUS

Section 11.1                                        Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2                                        Governing Law; Venue; Waiver of Jury Trial.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

Section 11.3                                        Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except for Section 6.5 which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.4                                        Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained; provided, however, that after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained, there may not be, without further approval of the Company’s stockholders and/or Acquiror’s shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5                                        Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements:  (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  To the maximum extent permitted by applicable Legal Requirements:  (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6                                        Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service or sent by facsimile (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, IL  62401

Facsimile:                         (217) 342-9462

Attention:                         Jeffrey G. Ludwig
                                                                                Executive Vice President

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois  60606

Facsimile:                         (312) 984-3150

Attention:                         Dennis R. Wendte

If to the Company, to:

Alpine Bancorporation, Inc.

600 South State Street

Belvidere, Illinois  61008

Facsimile:                         (815) 231-1690

Attention:                         Rex K. Entsminger

with copies, which shall not constitute notice, to:

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, Illinois  60603

Facsimile:                         (312) 516-1451

Attention:                         Matthew C. Boba

Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if by facsimile, on the next Business Day.

Section 11.7                                        Entire Agreement.  This Agreement, the Bank Merger Agreement and the Schedules and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8                                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9                                        Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10                                 Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

Section 12.1                                        Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)                                 “Acquiror Articles of Incorporation” means the Articles of Incorporation of Acquiror.

(b)                                 “Acquiror Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

(c)                                  “Acquiror Board” means the board of directors of Acquiror.

(d)                                 “Acquiror Bylaws” means the Bylaws of Acquiror.

(e)                                  “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(f)                                   “Acquiror Common Stock” means the common stock, par value $0.01 per share, of Acquiror.

(g)                                  “Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.

(h)                                 “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(i)                                     “Acquiror Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of Acquiror.

(j)                                    “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since May 23, 2016.

(k)                                 “Acquiror Share Trading Price” means the average of the volume-weighted average prices, rounded to four decimal points, of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the fifth (5th) full trading day prior to the Effective Time, in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume Weighted Average Price” function (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period.  If the volume-weighted average price cannot be calculated for Acquiror Common Stock on any such date, the volume-weighted average price for such date shall be the fair market value as mutually agreed upon by Acquiror and the Company.

(l)                                     “Acquiror Shareholder Approval” means the approval of the Acquiror Stock Issuance, if required by applicable Legal Requirements or NASDAQ Rules, by the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock at the Acquiror Shareholders’ Meeting or any adjournment or postponement thereof.

(m)                             “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.

(n)                                 “Acquiror Stock Plans” means collectively the following:

(i)                                     Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan;

(ii)                                  Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan;

(iii)                               Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan; and

(iv)                              Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.

(o)                                 “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its

Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(p)                                 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(q)                                 “Business Day” means any day except Saturday, Sunday and any day on which banks in Effingham, Illinois, are authorized or required by law or other government action to close.

(r)                                    “Company Certificate of Incorporation” means the Certificate of Incorporation of the Company.

(s)                                   “Company Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

(t)                                    “Company Board” means the board of directors of the Company.

(u)                                 “Company Bylaws” means the Amended and Restated Bylaws of the Company.

(v)                                 “Company Equity Award” means any outstanding Company Stock Option, restricted stock unit, performance unit, stock appreciation right, restricted stock award, or other equity award granted under a Company Stock Plan.

(w)                               “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(x)                                 “Company Stock Plans” means collectively the following:

(i)                                     the Company 2015 Restricted Stock Plan;

(ii)                                  all Notices of Restricted Stock Unit Awards; and

(iii)                               all Restricted Stock Unit Agreements.

(y)                                 “Company Transaction Expenses” means all transaction costs of the Company, the Company Bank and each other Subsidiary of the Company necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including:  (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company, the company Bank or any other Subsidiary of the company in connection with this Agreement and the

Contemplated Transactions; (ii) the aggregate costs, fees, expenses and Taxes required to be paid by the Company pursuant to this Agreement; (iii) the cost of preparing, printing and mailing the Joint Proxy Statement and Form of Election to the Company’s stockholders and any other costs and expenses incurred in connection with obtaining the Company Stockholder Approval.  Notwithstanding any other provision hereof, (1) all employee benefits of the Company, the Company Bank or other Subsidiaries of the Company for periods prior to the Closing Date shall be accrued by the Company through the Closing Date in accordance with GAAP, and (2) none of the following payments, amounts or benefits shall be considered Company Transaction Expenses for purposes of this Agreement: (A) all payments made or required to be made in connection with the conversion or termination of Previously Disclosed data processing contracts, and (B) all severance and change-in-control payments or benefits required to be made pursuant to any Previously Disclosed Company Benefit Plan or Previously Disclosed employment or change-in-control agreement, in connection with or related to the consummation of any of the Contemplated Transactions.

(z)                                  “Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Bank Merger Agreement and the Voting Agreement, including: (i) the Merger, (ii) the Bank Merger and (iii) the performance by all parties of their respective covenants and obligations under this Agreement, the Bank Merger Agreement and the Voting Agreement.

(aa)                          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(bb)                          “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(cc)                            “CRA” means the Community Reinvestment Act.

(dd)                          “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(ee)                            “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(ff)                              “DGCL” means the General Corporation Law of the State of Delaware.

(gg)                            “DLLCA”  means the Limited Liability Company Act of the State of Delaware.

(hh)                          “DOL” means the United States Department of Labor.

(ii)                                  “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(jj)                                “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(kk)                          “ERISA” means the Employee Retirement Income Security Act of 1974.

(ll)                                  “Exchange Act” means the Securities Exchange Act of 1934.

(mm)                  “Excluded Shares” means any shares of Company Common Stock owned by the Company, Acquiror or Merger Sub, in each case other than shares held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.

(nn)                          “FDIC” means the Federal Deposit Insurance Corporation.

(oo)                          “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(pp)                          “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(qq)                          “Governing Agreement” shall mean any trust, will, contract, resolution, agreement and other written documentation pursuant to which any Trust Account has been established and/or are governed, including any amendments thereto.

(rr)                                “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(ss)                              “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(tt)                                “IRS” means the United States Internal Revenue Service.

(uu)                          “Joint Proxy Statement” means a Joint Proxy Statement prepared by Acquiror and the Company for use in connection with the Company Stockholders’ Meeting and the Acquiror Shareholders’ Meeting.

(vv)                          “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

(ww)                      “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(xx)                          “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence, individually or in the aggregate:  (i) is or would reasonably be expected to be materially adverse to the business, prospects, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in the case of clause (i), in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from:  (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the business, prospects, financial condition, assets, liabilities or results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(yy)                          “Measurement Date” shall mean the close of business on the final day of the month that immediately precdes the month in which the Closing Date occurs.

(zz)                            “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.

(aaa)                   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(bbb)                   “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

(ccc)                      “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ddd)                   “PBGC” means the United States Pension Benefit Guaranty Corporation.

(eee)                      “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(fff)        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(ggg)       “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(hhh)      “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(iii)          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(jjj)         “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(kkk)      “SEC” means the Securities and Exchange Commission.

(lll)          “Securities Act” means the Securities Act of 1933.

(mmm)  “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(nnn)      “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sheshunoff & Co. or any other nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

(ooo)      “Tangible Equity” shall mean the Company’s consolidated total shareholders’ equity, minus preferred equity and minus Intangible Assets, in each case as reflected on the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable, and in each case, determined in accordance with GAAP consistently applied by the Company in the preparation of the Company Financial Statements; provided, however, that (a) for purposes of calculating Tangible Equity, any unpaid Company Transaction Expenses shall be considered a liability of the Company irrespective of whether such Company Transaction Expenses are required under GAAP to be recorded or accrued as a liability of the Company; and (b) the calculation of Tangible Equity shall (i) disregard and exclude all payments made or required to be made in connection with the conversion or termination of Previously Disclosed data processing contracts as set forth in Schedule 12.1(a) of the Company Disclosure Schedules, (ii) include a liability equal to the product of (x) $19.55 and (y) the number of restricted stock units of the Company outstanding as of the Measurement Date (whether vested or unvested), (iii) disregard and exclude all severance or change-in-control payments or benefits made or required to be made pursuant to any Company Benefit Plan or Previously Disclosed employment or change-in-control agreement, in connection with or related to the consummation of any of the Contemplated Transactions, and (iv) disregard and exclude any loss realized from the sale or transfer of the Subordinated Note pursuant to Section 5.10, relative to the book value of the Subordinated Note as of the date of sale or transfer, after taking into account any accrued other comprehensive income (loss) with respect to the Subordinated Note as of the date of sale or transfer.  The parties hereto acknowledge and agree that Schedule 12.1(b) of the Company Disclosure Schedules sets forth an example calculation of Tangible Equity as of June 30, 2017, for illustrative purposes only.

(ppp)      “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(qqq)      “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(rrr)         “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

(sss)        “Trust Account” shall mean, collectively, any of the trust, custody, guardian or fiduciary accounts or investment management accounts for which the trust services department of Company Bank acts as a fiduciary, guardian, investment manager, or custodian.

(ttt)         “Trust Assets” shall mean, with respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by Company Bank as fiduciary, guardian, investment manager, custodian or trustee, pursuant to or in connection with such Trust Account.

Section 12.2             Principles of Construction.

(a)           In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to Sections, schedules and exhibits are to Sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, Sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)           The schedules of the Company referred to in this Agreement (the “Company Disclosure Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Company Disclosure Schedules were delivered by the Company to Acquiror before the date of this Agreement; provided, that:  (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (A) such section, (B) any other section of this Agreement specifically referenced or cross-referenced and (C) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the text of such disclosure within the Company Disclosure Schedules that such disclosure applies to such other sections.  If there is any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control.  For purposes of this Agreement: (x) “Previously Disclosed” means, with respect to any representation, warranty or covenant of the Company, information disclosed by the Company as of the date hereof in the correspondingly numbered section of the Company Disclosure Schedules (subject to clause (iii), above), and, with respect to any representation, warranty or covenant of Acquiror or Merger Sub, information included in the Acquiror SEC Reports or otherwise made available to the Company or its Representatives; and (y) “made available” means, with respect to any document of the Company, that such document is referenced in the corresponding Schedule of the Company Disclosure Schedules and accompanied by a reference to the location and name of such document in the electronic data room of Sheshunoff & Co., and that such referenced file included, as of two (2) Business Days prior to the date of this Agreement, a true, complete and correct of such document, and, with respect to any document of Acquiror or Merger Sub, that such document was requested by the Company or its Representatives in writing and was delivered to the Company or its Representatives, in each case at least two (2) Business Days prior to the date of this Agreement.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

(d)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

MIDLAND STATES BANCORP, INC.		ALPINE BANCORPORATION, INC.

By:	/s/ Leon J. Holschbach	By:	/s/ R. Robert Funderburg, Jr.
	Leon J. Holschbach		Name:	R. Robert Funderburg, Jr.
	President and Chief Executive Officer		Title:	Chairman of the Board

PEAK MIDLAND ACQUISITION, LLC

By:	/s/ Leon J. Holschbach
Leon J. Holschbach
President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) is made as of October 16, 2017, between MIDLAND STATES BANK, an Illinois chartered member bank with its main office located at 1201 Network Centre Drive, Effingham, County of Effingham, in the State of Illinois (“Midland,” or where appropriate, the “Continuing Bank”), and ALPINE BANK & TRUST CO., an Illinois chartered member bank with its main office located at 1700 North Alpine Road, Rockford, County of Winnebago, in the State of Illinois (“Alpine”).

RECITALS

A.            As of June 30, 2017, Midland had capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, surplus of approximately $275.652 million, retained earnings of approximately $111.418 million and accumulated other comprehensive gain (including a market value adjustment for available-for-sale securities) of approximately $850,000.

B.            As of June 30, 2017, Alpine had capital stock outstanding of $3.36 million, divided into 168,000 shares of issued and outstanding common stock, $20.00 par value per share, surplus of approximately $33.901 million, retained earnings of approximately $69.101 million and accumulated other comprehensive gain (including a market value adjustment for available-for-sale securities) of approximately $1.702 million.

C.            Midland States Bancorp, Inc., an Illinois corporation with its main office in Effingham, Illinois (“Acquiror”), is the sole stockholder of Midland, and at the time of the merger of Alpine with and into, and under the charter of, Midland (the “Bank Merger”), will be the sole shareholder of Alpine.

D.            Pursuant to that certain Agreement and Plan of Merger, dated as of October 16, 2017 (the “Holding Company Agreement”), by and among Acquiror, its wholly owned Delaware limited liability company subsidiary (“Merger Sub”), and Alpine Bancorporation, Inc., a Delaware corporation with its main office in Belvidere, Illinois, and the sole stockholder of Alpine (the “Company”), the Company will be merged with and into Merger Sub (the “Holding Company Merger”).

E.            Following the effectiveness of the Holding Company Merger, Alpine is to be merged with and into Midland, with Midland as the surviving bank and a wholly owned subsidiary of Acquiror.

F.            The Continuing Bank will have capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, and the assets, liabilities, surplus and retained earnings set forth on the pro forma financial statement attached as SCHEDULE A.

G.            Each of the boards of directors of Midland and Alpine has approved this Agreement and authorized its execution.

AGREEMENTS

IN CONSIDERATION OF THE FOREGOING PREMISES, and the mutual covenants herein contained and for the purpose of prescribing the terms and conditions of the Bank Merger, the manner of carrying the same into effect, the treatment of Alpine’s common stock and such other details and provisions as are deemed necessary or desirable, the parties hereby agree as follows:

Article 1

GENERAL

Section 1.1            The Bank Merger.  Pursuant to the terms and conditions of this Agreement and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), and Section 5/22 of Chapter 205 of the Illinois Compiled Statutes, Alpine shall be merged into, and under the charter of, Midland, and Midland shall be the Continuing Bank.

Section 1.2            Effective Time.  The Bank Merger shall become effective at such time upon satisfaction of all requirements of law and the terms and conditions specified in this Agreement, including, among other conditions, receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Illinois Department of Financial and Professional Regulation (the “DFPR”) and, if appropriate, approvals of other bank regulatory agencies.  The time of such effectiveness is referred to in this Agreement as the “Effective Time.”

Section 1.3            Name, Offices, Charter and Bylaws of the Continuing Bank.

(a)           The name of the Continuing Bank shall be “Midland States Bank” as a result of the Bank Merger;

(b)           The principal office and place of business of Midland at 1201 Network Centre Drive, Effingham, Illinois 62401, shall be the established and authorized principal office and place of business of the Continuing Bank.  The branch offices of Midland shall be operated as branches of the Continuing Bank, and the main and branch offices of Alpine shall be established and authorized as branch offices of the Continuing Bank; and

(c)           The charter and bylaws, respectively, of Midland as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Continuing Bank from and after the Effective Time, until amended in accordance with applicable law.

Section 1.4            Board of Directors.  The Board of Directors of the Continuing Bank shall consist of those persons as set forth in EXHIBIT A attached hereto.  Each director shall hold office from and after the time of his or her qualification as a director of the Continuing Bank and until his or her successor is elected and has qualified.

Section 1.5            Senior Executive Officers.  The senior executive officers of the Continuing Bank shall consist of those persons as set forth in EXHIBIT B attached hereto, each to hold office in accordance with the bylaws of the Continuing Bank as in effect at and after the Effective Time.

Article 2

TREATMENT OF COMMON STOCK

AND CAPITALIZATION OF THE CONTINUING BANK

Section 2.1            Treatment of Common Stock.  The treatment of the shares of common stock of each of Midland and Alpine shall be as follows:

(a)           Each of the 168,000 shares of Alpine common stock, par value $20.00 per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled as of the Effective Time.

(b)           Each of the 200,000 shares of Midland common stock, par value $2.00 per share, outstanding immediately prior to the Effective Time shall remain outstanding and shall not be changed or affected in any way by the Bank Merger.  After the Effective Time, each certificate representing such shares shall remain outstanding and shall represent the same number of shares of common stock of the Continuing Bank as it represented of Midland immediately prior to the Effective Time.

Section 2.2            Capitalization of the Continuing Bank.  The Continuing Bank will have capital stock of $400,000, divided into 200,000 shares of common stock, par value of $2.00 per share.  Accordingly, as of June 30, 2017, the capital accounts of the Continuing Bank would have been as set forth on the pro forma financial statement attached as SCHEDULE A.

Article 3

EFFECT OF THE BANK MERGER UPON ALPINE AND MIDLAND

Section 3.1            General.  Except as specifically set forth herein, at the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Midland shall continue unaffected and unimpaired by the Bank Merger and the corporate franchise, existence and rights of Alpine shall be merged with and into the Continuing Bank.  The separate existence and corporate organization of Alpine and Midland, except insofar as either may be continued by statute, shall cease at the Effective Time.  The Continuing Bank shall at and after the Effective Time possess all of the rights, privileges, immunities, powers and franchises, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held or enjoyed by Alpine and Midland at the Effective Time.

Section 3.2            Properties of the Continuing Bank.  At the Effective Time, all property, real, personal and mixed, and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to, or due to, Alpine and Midland, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, and the title to all real estate, or any interest therein, under the laws of Illinois or of any other state or of the United States, vested in Alpine and Midland shall vest in the Continuing Bank and shall not revert or be in any way impaired by reason of the Bank Merger.  Alpine and Midland shall execute all such instruments of transfer, if any, as shall be necessary under the laws of the State of Illinois or of any other state or of the United States to vest all the right, title and interest of Alpine and Midland in and to its assets in the Continuing Bank.

Section 3.3            Liabilities of the Continuing Bank.  The Continuing Bank at and after the Effective Time shall be responsible and liable for and assume all of the liabilities, deposits, contracts and obligations of Alpine and Midland in the same manner and to the same extent as if the Continuing Bank had itself incurred the same or contracted therefor, and any claim existing or action or proceeding pending by or against Alpine and Midland may be prosecuted to judgment as if the Bank Merger had not taken place, or the Continuing Bank may be substituted in place of Alpine and Midland.  Neither the rights of creditors nor any liens upon the property of Alpine and Midland shall be impaired by reason of the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.

Article 4

CONDITIONS

Section 4.1            Conditions to Consummation.  This Agreement is subject to, and consummation of the Bank Merger herein provided for, is conditioned upon the fulfillment prior to the

Effective Time of each of the following conditions:

(a)           approval of this Agreement by the affirmative vote of all the holders of the outstanding shares of common stock of Midland and Alpine;

(b)           consummation of the transactions contemplated by the Holding Company Agreement, including without limitation, the Holding Company Merger; and

(c)           procurement of all other actions, consents, approvals or rulings, governmental or otherwise, and satisfaction of all other requirements of law (including, without limitation, the approval of the Federal Reserve and the DFPR) which are, or in the opinion of counsel for Midland or Alpine may be, necessary to permit or enable the Continuing Bank, upon and after the Bank Merger, to conduct all or any part of the business and activities of Midland or Alpine in the manner in which such business and activities were conducted by each of them prior to the Bank Merger.

Article 5

TERMINATION

Notwithstanding anything herein to the contrary, this Agreement may be terminated by agreement of the parties and shall automatically terminate, without any action by either party hereto, immediately upon the termination of the Holding Company Agreement.

Article 6

MISCELLANEOUS

Section 6.1            Expenses.  Whether or not the Bank Merger is approved, the parties to this Agreement shall pay expenses incurred by each of them, respectively, in connection with the transactions contemplated herein, and each of the parties shall pay their proportionate share of all examination expenses as may be incurred by the DFPR in connection with the Bank Merger.

Section 6.2            Counterparts; Captions.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.  The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

Section 6.3            Amendment.  At any time before or after approval and adoption hereof by the respective shareholders of Midland and Alpine, this Agreement may be amended by agreement between Midland and Alpine.

Section 6.4            Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, except as otherwise required.

IN WITNESS WHEREOF, Midland and Alpine have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MIDLAND STATES BANK		ALPINE BANK & TRUST CO.

By:		By:
	Leon J. Holschbach		Name:	R. Robert Funderburg, Jr.
	Chief Executive Officer		Title:	Chairman of the Board

[SIGNATURE PAGE TO BANK MERGER AGREEMENT]

SCHEDULE A

PRO FORMA FINANCIAL STATEMENT

MIDLAND STATES BANK

(dollars in thousands)

June 30, 2017
Total assets	$4,752,648
Total liabilities	$4,256,264

Equity capital
Common stock	$400
Surplus	383,716
Retained earnings	111,418
Other comprehensive income	850
Total equity capital	$496,384

EXHIBIT A

BOARD OF DIRECTORS OF CONTINUING BANK

Jeffrey Smith

Leon Holschbach

Jerry McDaniel

Dwight Miller

Richard Ramos

Robert Schultz

Thomas Shaw

EXHIBIT B

SENIOR EXECUTIVE OFFICERS OF CONTINUING BANK

NAME	TITLE
Leon Holschbach	Chief Executive Officer
Jeffrey Ludwig	President
Douglas Tucker	Senior Vice President and Corporate Counsel
Kevin Thompson	Chief Financial Officer
Jeff Mefford	Executive Vice President
Sharon Schaubert	Senior Vice President
James Stewart	Chief Risk Officer

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 16, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation (“Acquiror”), Peak Midland Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), and those stockholders of Alpine Bancorporation, Inc., a Delaware corporation (the “Company”), whose names appear on the signature page of this Agreement (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).

RECITALS

A.                                    As of the date hereof, each Principal Stockholder is the owner and controls voting power of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Common Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.

B.                                    Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Merger Sub, all pursuant to an Agreement and Plan of Merger to be dated as of October 16, 2017 (the “Merger Agreement”), among Acquiror, Merger Sub and the Company.

C.                                    Acquiror and Merger Sub are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

D.                                    Each Principal Stockholder believes it is in his, her or its best interest as well as the best interest of the Company for Acquiror, Merger Sub and the Company to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and Merger Sub to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Representations and Warranties.  Each Principal Stockholder represents and warrants that as of the date hereof, he, she or it: (a) owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto; (b) has the sole, or joint with any other Principal Stockholder, voting power, or another Principal Stockholder has sole voting power, in each case with respect to such shares of Company Common Stock; and (c) has all necessary power and authority to enter into this Agreement, and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 2.                                          Voting Agreement; Proxy.

(a)                                 Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and any adjournment or postponement thereof, and in any action by written consent of the Company’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Common Stock owned or controlled by him, her or it at the time of such meeting of the Company’s stockholders (collectively, the “Subject Shares”): (i) in favor of adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries, or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, in each case involving any party other than Acquiror or an affiliate of Acquiror (an “Acquisition Proposal”); and (iii) against any action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or in any manner prevent or materially impede, interfere with or delay the Merger, the adoption of the Merger Agreement or the consummation of any of the transactions involving Acquiror and Merger Sub contemplated by the Merger Agreement.

(b)                                 Each Principal Stockholder hereby grants to, and appoints, Acquiror and Merger Sub, or any of them, and any individual designated in writing by any of them, and each of them individually, as such Principal Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Stockholder, to vote such Principal Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, solely for the matters covered by Section 2(a). Such Principal Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon such Principal Stockholder’s execution and delivery of this Agreement. Such Principal Stockholder hereby affirms that the proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Principal Stockholder under this Agreement. Such Principal Stockholder hereby further affirms that this proxy is coupled with an interest and may under no circumstances be revoked (except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5). Such Principal Stockholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware (except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5). Such Principal Stockholder hereby represents that any proxies heretofore given by it in respect of the Subject Shares with respect to the matters covered by this Section 2(b), if any, are revocable, and hereby revokes such proxies. Upon delivery of written request to do so by Acquiror, such Principal Stockholder shall as promptly as practicable execute and deliver to Acquiror and Merger Sub a separate written instrument or proxy that embodies the terms of the proxy set forth in this Section 2(b).

Section 3.                                          Additional Covenants.  Except as required by law, each Principal Stockholder agrees that he, she or it will:

(a)                                 not, and will not permit any of his, her or its affiliates to, prior to the effective time of the Merger, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by such Principal Stockholder on or after the date hereof, or engage in any discussions with any person or entity related to any of the foregoing, except:  (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; or (iii)  as Acquiror may otherwise agree in writing in its sole discretion;

(b)                                 except as expressly permitted under, and subject to the conditions of, Section 5.9(b) of the Merger Agreement with respect to an unsolicited bona fide Acquisition Proposal, not engage in any activities, discussions or negotiations with any persons or entities other than Acquiror with respect to any Acquisition Proposal;

(c)                                  not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the transactions contemplated thereby;

(d)                                 use his, her or its best efforts to cause any necessary meeting of the Company’s stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the transactions contemplated thereby;

(e)                                  cause each of his, her or its affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the transactions contemplated thereby; and

(f)                                   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

Section 4.                                          No Dissent.  Each Principal Stockholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the General Corporation Law of the State of Delaware (the “DGCL”)) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.

Section 5.                                          Termination.  Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of:  (a) the second anniversary of the date hereof, (b) the date of termination of the Merger Agreement in accordance with its terms; and (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company (the “Company Board”) has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company’s stockholders vote in favor of the adoption of the Merger Agreement, in each case because the Company Board has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company’s stockholders would be inconsistent with its fiduciary duties under applicable law.

Section 6.                                          Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Acquiror, Merger Sub and all of the Principal Stockholders.

Section 7.                                          Entire Agreement.  This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto.  Except for the Merger Agreement, this Agreement supersedes any agreements and understandings, written or oral, among any of the Principal Stockholders and Acquiror or Merger Sub concerning the acquisition, disposition or control of any shares of Company Common Stock.

Section 8.                                          No Economic Benefit; Absence of Control.  Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock.  All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Common Stock or the performance by any stockholder of his, her or its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor Merger Sub, by reason of this Agreement, shall be deemed (until consummation of the transactions contemplated by the Merger Agreement) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 9.                                          Informed Action.  Each Principal Stockholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby.  Each Principal Stockholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.

Section 10.                                   Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 11.                                   Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 0):

If to Acquiror or Merger Sub, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, IL  62401

Facsimile:        (217) 342-9462

Attention:        Jeffrey G. Ludwig

Executive Vice President

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Electronic Mail:                            dennis.wendte@bfkn.com

Facsimile:                         (312) 984-3150

Attention:                         Dennis R. Wendte

If to a Principal Stockholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Stockholder on the signature page hereof with copies, which shall not constitute notice, to:

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, Illinois 60603

Electronic Mail:                            mattboba@chapman.com

Facsimile:                         (312) 516-1451

Attention:                         Matthew C. Boba

Section 12.                                   Counterparts; Facsimile/PDF Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 13.                                   Governing Law; Venue; Waiver of Jury Trial.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to contracts made and to be performed in such state without regard to conflicts of laws.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

Section 14.                                   Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of Merger Sub and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective directors and officers, successors and assigns, spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives.  This Agreement shall survive the death or incapacity of any Principal Stockholder.  This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

Section 15.                                   Interpretation.  In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iii) “including” means “including, but not limited to”; (iv) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (v) the captions and headings of articles and sections of Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (vi) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 16.                                   Directors and Officers.  The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his, her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or Alpine Bank & Trust, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity.  Furthermore, no Principal Stockholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or Alpine Bank & Trust.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

MIDLAND STATES BANCORP, INC.

By:
Leon J. Holschbach
President and Chief Executive Officer

PEAK MIDLAND ACQUISITION, LLC

By:
Leon J. Holschbach
President

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

(1) PRINCIPAL STOCKHOLDERS	NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

(1)  Signature blocks for entities to be modified as appropriate, and broken out on separate signature pages.

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

(1) PRINCIPAL STOCKHOLDERS	NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

Signature
Facsimile:
Electronic Mail:
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

EXHIBIT C

FORM OF LEGAL OPINION

(a)                                 The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Delaware.  The Company Bank is an Illinois state chartered bank validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois and is a wholly-owned subsidiary of the Company.

(b)                                 The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company, including receipt of the Company Stockholder Approval.

(c)                                  The authorized capital stock of the Company consists of [•] shares of common stock, $1.00 par value per share.  To our knowledge based solely upon the stock records and corporate minutes of the Company as provided to us by officers of the Company, there were [•] shares of common stock issued and outstanding as of the Company Capitalization Date, and [•] shares of common stock issued and outstanding as of the date hereof.  To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

(d)                                 The authorized capital stock of the Company Bank consists of [•] shares of common stock, $[•] par value per share.  To our knowledge based solely upon the stock records and corporate minutes of the Company Bank as provided to us by officers of the Company Bank, [•] of such shares of common stock are issued and outstanding, all of which are owned by the Company.  To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Company Bank any shares of capital stock of the Company Bank, whether now or hereafter authorized or issued.

(e)                                  The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f)                                   The execution and delivery by the Company of the Merger Agreement does not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the Company Certificate of Incorporation or the Company Bylaws, or (ii) violate any Legal Requirement under the DGCL or the Illinois Banking Act.

(h)                                 Neither the execution and delivery by the Company of the Merger Agreement nor the performance by the Company of its obligations under the Merger Agreement requires the Company to obtain any consent or approval from, any Regulatory Authority, except such as have been obtained pursuant to the Merger Agreement.

C-1